Exhibit 10.11

Arrowhead Research Corporation

Executive Incentive Plan

Section 1 – Name, Background, Purpose and Duration

1.1	Name. The name of this plan shall be the “Arrowhead Research Corporation. 2006 Executive Incentive Plan.” Unless otherwise expressly provided herein, the capitalized terms used in this Plan shall have the meanings set forth in Section 2.

1.2	Background. The Company’s business model is to acquire or form companies, owned as subsidiaries, in which the Subsidiary management has a significant equity stake. The Company funds the Subsidiary and provides the strategic, financial, administrative and IT management to allow the Subsidiary to concentrate solely on commercializing their technology.

Only members of the Company’s management who serve on the Board of a particular Subsidiary own stock or are awarded stock options in the Subsidiary. As a result, despite the participation of the Company’s management in the success of a Subsidiary, those individuals will not receive any direct benefit in the event of a Subsidiary’s successful Liquidation Event, as the Subsidiary’s management and staff will through their direct equity stake in the Subsidiary. The Company’s Executive management’s efforts can not be independently measured as to how much they contributed to the success of the Subsidiary, although the Company’s Board believes any success is certainly the result of the two groups working together.

1.3	Purpose of the Plan. The purpose of this Plan is to allow the Company’s Executive management to participate in any Net Proceeds realized upon a Liquidation Event of a Subsidiary. The Plan is intended to allow the Company to motivate, attract and retain the services of outstanding Executives upon whose judgment, interest and special effort the success of the Company is largely dependent. This Plan shall constitute an unfunded, nonqualified Plan, established for the purpose of providing to a select group of management or highly compensated employees of the Company.

1.4	Duration of the Plan. The Plan shall commence on December 12, 2006 and shall remain in effect until amended or terminated by the Board, however the termination of the Plan shall not alter the right of any Participant to receive any Incentive Payment previously awarded and accrued under the Plan.

Section 2 – Definitions

The following words and phrases shall have the following meaning unless a deferent meaning is plainly required by the context:

2.1	“Award” means a stock or cash payment granted by the Committee under this Plan.

Arrowhead Research Corporation

Executive Incentive Plan

2.2	“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, “Affiliate” shall also mean each general partner and limited partner of such Person.

2.3	“Board or Board of Directors” means the Board of Directors of the Company.

2.4	“CEO” means the Company’s acting Chief Executive Officer.

2.5	“CFO” means the Company’s acting Chief Financial Officer.

2.6	“Committee” means the Compensation Committee of the Board, which will administer this Plan.

2.7	“Company” means Arrowhead Research Corporation, a Delaware Corporation or any successor thereto.

2.8	“Director” means any individual who is a member of the Board of Directors of the Company.

2.9	“Executive” means a senior Company manager with a title of Vice President or above.

2.10	“Incentive Payment” means a payment in cash or in stock or a combination of both cash and stock as determined and approved by the Committee under this Plan.

2.11	“Incentive Pool” means the amount, in U.S. dollars, approved by the Committee for distribution to Participants under this Plan.

2.12	“Liquidation Event” means, with respect to a Subsidiary, (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of capital stock or other voting equity of the Subsidiary by the Subsidiary or any holders thereof (whether by merger, recapitalization, through a Public Offering or otherwise) which results in any person or group of persons (as the term “group” is used under the Securities Exchange Act of 1934, as amended), other than the Company and its Affiliates, owning a majority of the Subsidiary’s outstanding voting equity, and (ii) any sale or transfer of all or substantially all of the assets of a Subsidiary (including any securities held by the Company and the Subsidiary), taken as a whole, in any transaction or series of transactions (whether by merger, recapitalization, Public Offering or otherwise).

2.13	“Net Proceeds” means the net cash and or stock proceeds (after deducting all cash and non-cash costs and expenses related to the transaction and any and all

Arrowhead Research Corporation

Executive Incentive Plan

cash and non-cash investments in the Subsidiary) received by the Company from a Liquidation Event.

2.14	“Participant” means any eligible, current, former or future employee of the Company who has been selected by the Committee to be eligible for an award.

2.15	“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

2.16	“Plan” means this “Arrowhead Research Corporation 2006 Executive Incentive Plan” as set forth in this instrument, and as amended from time to time.

2.17	“Public Offering” means any public offering of capital stock of the Subsidiary, whether on a primary or secondary basis, pursuant to an effective registration statement filed under the Securities Act.

2.18	“Subsidiary” means any entity owned by the Company, regardless of whether the Company owns a majority or minority of the fully diluted equity of the entity.

Section 3 – Administration and Authority

The following administration and the authority of the Committee:

3.1	The Committee. The Plan shall be administered by the Committee. The Committee will not have less than two (2) Directors and all the Directors on the Committee must be “outside directors” under rule 16b-3.

3.2	Authority of the Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operations, including but not limited to, the power to (a) to determine which Executives will be Participants in the Plan, (b) to grant Awards under the Plan and (c) to amend, modify or recommend discontinuance the Plan to the Board.

3.3	Decisions Binding. All determinations and decisions made in good faith with respect to any matter within the authority of the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference by law. Any decision of the Committee made shall be final, binding and conclusive upon the Company and each Participant, former Participant, designated beneficiary, and each person claiming under or through any Participant or designated beneficiary; and no additional authorization or ratification by the Board or stockholders of the Company shall be required. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant.

Arrowhead Research Corporation

Executive Incentive Plan

3.4	The duties and authority of the Committee under the Plan shall include (i) the interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other actions as may be required for the proper administration of the Plan in accordance with its terms.

Section 4 – The Plan

The following outlines the sequence to be followed when a Liquidation Event occurs:

4.1	Participant. Initially, the participants in the Plan will be the Chief Executive Officer (CEO), the President and Chief Financial Officer (CFO) of the Company and the Vice Presidents of the Company on the date this Plan is adopted. If a participant holds more than one title, he or she will be listed only once on the CEO’s list.

4.2	Liquidation Event. Upon a Liquidation Event, the Company’s CFO will calculate the Net Proceeds received by the Company for review by the outside, independent accountants chosen by the CFO, with the approval of the Committee. In the event of a discrepancy between the calculation of the CFO and the outside accountants, the CFO and the outside accountants shall work together to agree upon the Net Proceeds.

4.3	Incentive Pool Calculation. The CEO will, based upon the Net Proceeds calculation, determine the Incentive Pool, if any, to be distributed to Participants; provided, however, the Incentive Pool shall not exceed ten percent (10%) of Net Proceeds.

4.4	Allocation of the Incentive Pool. The CEO will recommend to the Committee for approval a proposed allocation among Participants of the Incentive Pool.

4.5	Recommendation to the Committee. The CEO will present the recommended Incentive Payments to the Committee for review, amendment, if needed, and subsequent approval or denial.

4.6	Committee Action. The Committee will review the recommendations, amend as needed and either approve the request, deny the request or ask management to redo the request and resubmit. If the Committee approves the request, the Committee will decide whether the Incentive Payment will be in cash, stock or a combination of both cash and stock.

4.7	Payment. Once the Incentive Payments have been approved, the Incentive Payments must be made within 2 1/2 months of the following calendar year. All

Arrowhead Research Corporation

Executive Incentive Plan

payment will be net of any applicable taxes. The CFO will insure that the Company is within the new deferred compensation rules and regulation.

Section 5 – General Provision

5.1	Immunity of Committee Members. The members of the Committee may rely upon any information, report or opinion supplied to them by any officer of the Company or any legal counsel, independent public accountant or actuary, and shall be fully protected in relying upon any such information, report or opinion. No member of the Committee shall have any liability to the Company or any Participant, former Participant, designated beneficiary, person claiming under or through any Participant or designated beneficiary or other person interested or concerned in connection with any decision made by such member of the Committee pursuant to the Plan which was based upon any such information, report or opinion if such member of the Committee relied thereon in good faith, or for any other action or omission of the Committee member made in good faith in connection with the operation of this Plan.

5.2	Plan Not to Affect Employment Relationship. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company or its Subsidiaries or Affiliates to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason or without cause. By accepting any payment under this Plan, each Participant, former Participant, designated beneficiary and each person claiming under or through such person, shall be conclusively bound by any action or decision taken or made under the Plan by the Committee so long as such action or decision was made in conformity with this Plan.

5.3	No Effect on Other Agreements. Nothing herein shall be deemed to amend, modify or otherwise alter any employment agreement, executive securities agreement or similar agreement between the Company and any Participant entered into prior to the date hereof, including.

5.4	Assumption of Company Liability. The obligations of the Company under the Plan may be assumed by any Affiliate of the Company, in which case such Affiliate shall be obligated to satisfy all of the Company’s obligations under the Plan and the Company shall be released from any continuing obligation under the Plan. At the Company’s request, a Participant or designated beneficiary shall sign such documents as the Company may reasonably require in order to effectuate the purposes of this Section 5.3.

5.5	Notices. Any notice required to be given by the Company or the Committee hereunder shall be in writing and shall be delivered in person, by registered or certified mail, return receipt requested or by reputable courier. Any notice given by registered mail shall be deemed to have been given upon the date of

Arrowhead Research Corporation

Executive Incentive Plan

registration or certification by the Post Office, correctly addressed to the last known address (as appearing in the records of the Committee or the Company) of the person to whom such notice is to be given.

5.6	Controlling Law. The Plan shall be construed in accordance with the laws of the State of Delaware, to the extent not preempted by any applicable federal law.

5.7	Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

5.8	Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.